Actions by Trustees

On March 15, 2002, the Trustees approved, in principle, the merger of Putnam High Yield Trust II into Putnam High Yield
Trust.  The transaction is scheduled to occur in later
2002. It is subject to a number of conditions and there is no guarantee it will occur.